Exhibit 99.1

GrowGeneration Signs Distribution Agreement with Groundwork BioAg

Expands nutrient and additive portfolio to include leading mycorrhizal inoculant DYNOMYCO via online superstore and retail locations

Denver, CO, and Mazor, Israel – October 7, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG, “GrowGen”) the nation’s largest chain of specialty hydroponic and organic garden centers, and Groundwork BioAg, a global bio-agriculture company, today announced that they have entered into a distribution agreement to offer DYNOMYCO®, a unique brand of highly-concentrated mycorrhizal inoculants specifically formulated for cannabis, to hydroponic and organic growers across the U.S. Representing two of the fastest growing segments in agriculture – cannabis and biologicals – the distribution agreement brings together GrowGen’s commercial reach and marketing prowess with Groundwork BioAg’s innovative and highly-effective mycorrhizal inoculants.

DYNOMYCO has exhibited strong efficacy in cannabis, with yield increases of 10%-45%, as well as increased cannabinoid content. DYNOMYCO also reduces dependency on phosphorus fertilizer, improves nutrient uptake, and reduces transplantation shock. Mycorrhizae are a cornerstone of regenerative agriculture best practices, and a key to maintaining plant root health in horticulture.

“Product portfolio expansion has become a strategic priority for GrowGen, and a key component of our long-term revenue generation plan,” said Paul Rutenis, GrowGen’s Chief Merchant Officer. “We are proud to bring Groundwork BioAg’s unique technologies and proprietary mycorrhizal products to GrowGen and our family of growers who are on the leading edge of farm management practices to produce the highest quality plants.”

Following 30 years of research and product development, DYNOMYCO is highly-concentrated and formulated for convenient application and efficacy on cannabis plants and is suitable for individual growers and large commercial farms alike. The product is suitable for organic cultivation and is certified by Clean Green, Organic Materials Review Institute (OMRI), and California Department of Food and Agriculture Organic Input Material Program (CDFA-OIM).

“Through our partnership with GrowGen, one of the most respected names in hydroponic and organic gardening, we are able to ensure growers have access to our unique formulation of mycorrhizal inoculants for maximum performance,” said Dan Grotsky, Co-Founder and Chief Growth Officer of Groundwork BioAg, and DYNOMYCO’s General Manager. “DYNOMYCO continues to gain tremendous momentum among cannabis growers. Through this strategic partnership, we can ensure growers across the nation have easy access to a product they love from a retailer they trust.”

Starting in October 2021, growers will be able to purchase DYNOMYCO directly from GrowGen’s 62 retail hydroponic and organic garden centers or on GrowGeneration’s online superstore: www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 62 stores, which include 24 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

About Groundwork BioAg:

Groundwork BioAg, a global bioagriculture company, leverages the natural power of mycorrhizal fungi to improve the productivity, sustainability and profitability of commercial agriculture and expand regenerative agriculture practices. Groundwork BioAg is the first to use innovative techniques to solve challenges inherent in high-volume mycorrhizal inoculant production. We will not rest until every hectare of arable land is protected by mycorrhizae and every farmer benefits from higher crop yields while preserving our soils. For more information, visit www.dynomyco.com, or follow: Facebook, Twitter, Instagram, LinkedIn, YouTube.

General Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Groundwork BioAg, Ltd.

888-964-0685

pr@dynomyco.com

Investor Contact:

John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230

Connect:

●	Website: www.GrowGeneration.com
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenCorp

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

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